Exhibit 99.1

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
November 15, 2016	Gary Chapman	Kurt Ogden
The Woodlands, TX	(281) 719-4324	(281) 719-4610
NYSE: HUN

Huntsman Refinances Term Loans, Lowering Interest Expense and Extending Maturities

THE WOODLANDS, Texas — Huntsman Corporation (NYSE: HUN) announced today that its wholly owned subsidiary, Huntsman International LLC, closed a new $350 million term loan B due 2021 and a new $1,375 million term loan B due 2023.  Proceeds from the new term loans were used to repay in full its previous term loan B due 2021 and term loan B due 2023.  As a result of this refinancing, the Company extended $829 million of term loan maturities from 2021 to 2023 and did not increase its overall indebtedness.

The interest rate for the new term loan B due 2021 is LIBOR plus 2.75% and the interest rate for the new term loan B due 2023 is LIBOR plus 3.00%, each with a LIBOR floor of 0.75%.  The Company estimates that interest savings from the refinancing will be approximately $4 million per year.

Kimo Esplin, Executive Vice President and CFO, commented:

“We remain focused on continually improving our capital structure. This refinancing both extends our debt maturities and reduces interest expense.  We are committed to improving our free cash flow generation and reducing debt as we grow our downstream differentiated businesses and work toward separating our Pigments and Additives and Textile Effects businesses.”

About Huntsman:

Huntsman Corporation is a publicly traded global manufacturer and marketer of differentiated chemicals with 2015 revenues of more than $10 billion. Our chemical products number in the thousands and are sold worldwide to manufacturers serving a broad and diverse range of consumer and industrial end markets. We operate more than 100 manufacturing and R&D facilities in approximately 30 countries and employ approximately 15,000 associates within our 5 distinct business divisions. For more information about Huntsman, please visit the company’s website at www.huntsman.com.

Social Media:

Twitter: twitter.com/Huntsman_Corp
Facebook: www.facebook.com/huntsmancorp
LinkedIn: www.linkedin.com/company/huntsman

Forward-Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors.  The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.